Exhibit 99.1

Contact:	Mary Ann Jackson

Investor Relations

952-487-7538

mjackson@apog.com

For Immediate Release

Wednesday, April 11, 2012

APOGEE REPORTS IMPROVED FISCAL 2012 FOURTH-QUARTER AND FULL-YEAR RESULTS

MINNEAPOLIS, MN (April 11, 2012) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2012 full-year and fourth-quarter results. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY12 FULL YEAR VS. PRIOR YEAR

•	Revenues of $662.5 million were up 14 percent.

•	Operating income was $3.8 million, compared to a loss of $21.0 million.

•	Per share earnings from continuing operations were $0.17, compared to a loss of $0.51.

•	Architectural segment revenues increased 15 percent, with an operating loss of $12.1 million compared to a loss of $37.7 million.

•	Large-scale optical segment revenues increased 4 percent, with operating income of $19.6 million compared to $20.5 million.

•	Net earnings per share were $0.17, compared to a loss of $0.37. Discontinued operations in the prior year provided net earnings from resolution of foreign operations discontinued in 1998.

•	Cash and short-term investments totaled $79.3 million, compared to $60.6 million at the end of fiscal 2011.

FY12 FOURTH QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $168.7 million were up 14 percent.

•	Operating income was $2.8 million, compared to a loss of $5.6 million.

•	Per share earnings from continuing operations were $0.11, compared to a loss of $0.12.

•	Architectural segment revenues increased 15 percent, with an operating loss of $0.5 million compared to a loss of $9.9 million.

•	Backlog grew to $242.0 million from $237.2 million.

•	Large-scale optical segment revenues increased 7 percent, with operating income of $4.0 million compared to $5.5 million.

•	Net earnings per share were $0.11, compared to a loss of $0.16. Prior-year period had discontinued operations expense from resolution of foreign operations discontinued in 1998.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Commentary

“We finished the year strong with another quarter of double-digit revenue growth, significant earnings improvement, very positive cash flow and continued increase in our backlog,” said Joseph F. Puishys, Apogee chief executive officer. “Our year-over-year improvement was particularly strong in the architectural segment. However, our large-scale optical picture framing glass business continued to deliver solid results.

“In flat market conditions, Apogee grew 14 percent over fiscal 2011 due to share gains, geographic growth, pricing and the acquisition of the Brazilian architectural glass business, which contributed 5 points of the growth,” he said. “Both the architectural and large-scale optical segments grew organically more than their markets.

“The $0.23 improvement in fourth-quarter earnings per share mirrored a similar third-quarter improvement. The result was a full-year improvement of $0.68 per share from continuing operations, with each quarter reflecting year-over-year improvement,” said Puishys. “The quality of earnings was evident in our strong cash and short-term investments growth of approximately $20 million in the year.

“Finally, I was most pleased with the increase in our architectural segment backlog to $242 million, giving us a strong position as we enter fiscal 2013,” he said.

FY12 FOURTH-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

•	Revenues of $147.4 million were up 15 percent.

•	Growth resulted from improved architectural glass pricing and project mix, and market share gains in the window and storefront businesses.

•	Operating loss was $0.5 million, compared to a loss of $9.9 million.

•	Results improved from the prior-year period, with higher architectural glass pricing and mix and leverage on volume growth, partially offset by lower margin work in the installation business.

•	Backlog was $242.0 million, compared to $230.7 million in the third quarter and $237.2 million in the prior-year period.

•	Approximately $183 million, or 76 percent, of the backlog is expected to be delivered in fiscal 2013, and approximately $59 million, or 24 percent, in fiscal 2014.

Large-Scale Optical Technologies

•	Revenues of $21.3 million were up 7 percent, with increased sales to independent framers.

•	Operating income was $4.0 million, compared to $5.5 million.

•	Operating margin was 19.0 percent, compared to 27.7 percent, due primarily to spending on sales, marketing and new market development initiatives, including international.

Financial Condition

•	Long-term debt was $20.9 million, compared to $21.4 million at the end of fiscal 2011.

•	Long-term debt includes $20.4 million in long-term, low-interest industrial revenue and recovery zone facility bonds.

•	Cash and short-term investments totaled $79.3 million, compared to $46.4 million at the end of the third quarter and $60.6 million at the end of fiscal 2011.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Non-cash working capital was $44.4 million, compared to $39.4 million at the end of fiscal 2011.

•	Fiscal 2012 capital expenditures were $9.7 million, up 6 percent from the prior year.

•	Fiscal 2012 depreciation and amortization was $27.2 million.

•	Fourth-quarter and full-year tax benefits were the result of credits and deductions on a low base of earnings and reductions of uncertain tax positions as they were finalized throughout the year.

•	Fiscal 2012 had 53 weeks compared to 52 weeks in fiscal 2011, with the extra week in the fourth quarter.

OUTLOOK

“We expect continued revenue and earnings growth for Apogee in fiscal 2013, as our architectural business continues to gain market share,” said Puishys. “At the same time, we’ll be focused on operational improvements, new product introductions and international opportunities that we expect will benefit us this year and into the future.

“We are anticipating mid-single digit revenue growth for fiscal 2013, in part coming from continued U.S. geographic expansion in our installation and storefront businesses,” he said. “Our fiscal 2013 outlook for earnings per share is $0.40 to $0.50, as we expect to benefit from a full year of improved architectural glass pricing, higher installation margins in the second half and the ongoing strong performance of our picture framing glass business.” He noted that Apogee expects to return to its normal tax rate in fiscal 2013.

“In addition, we are expecting positive free cash flow after spending capital of approximately $25 million for investments in new products, capacity, productivity improvements and international, as well as for maintenance requirements,” he said.

“We have a solid architectural backlog starting the year and are experiencing good bidding activity at improved margins,” noted Puishys. “Also, our second half should be better than the first half of fiscal 2013 due to an expected first-quarter gap in project flow and improvement in commercial construction market conditions occurring in the second half.

“Apogee is gaining momentum as our performance improves and we begin to implement strategies to grow our business at home and internationally,” he said.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, April 12. To participate in the teleconference, call 1-866-700-0161 toll free or 617-213-8832 international, access code 83500899. The replay will be available from noon Central Time on April 12 through midnight Central Time on Thursday, April 19, by calling 1-888-286-8010 toll free, access code 37559636. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

ABOUT APOGEE ENTERPRISES

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, Apogee has presented free cash flow and non-cash working capital. Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures. Non-cash working capital is defined as current assets, excluding cash and short-term investments, less current liabilities. Apogee believes that use of these non-GAAP financial measures enhances communications as they provide more transparency into management’s performance with respect to cash and current assets and liabilities. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American and Latin American commercial construction industries; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully and efficiently utilize production capacity; and v) integration of the Brazilian architectural glass business; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix and new competition; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) ability to effectively manage executive transitions; iii) financial market disruption which could impact company, customer and supplier credit availability; iv) self-insurance risk related to a material product liability event and to health insurance programs; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain continuing operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2011.

(Tables follow)

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Fourteen Weeks Ended March 3, 2012	Thirteen Weeks Ended February 26, 2011	% Change	Fifty-three Weeks Ended March 3, 2012	Fifty-two Weeks Ended February 26, 2011	% Change
Net sales	$168,714	$147,897	14%	$662,463	$582,777	14%
Cost of goods sold	135,960	124,677	9%	545,343	499,657	9%

Gross profit	32,754	23,220	41%	117,120	83,120	41%
Selling, general and administrative expenses	29,989	28,847	4%	113,304	104,092	9%

Operating income (loss)	2,765	(5,627)	N/M	3,816	(20,972)	N/M
Interest income	296	227	30%	1,066	912	17%
Interest expense	384	279	38%	1,427	719	98%
Other income (expense), net	189	(438)	N/M	193	(54)	N/M

Earnings (loss) from continuing operations before income taxes	2,866	(6,117)	N/M	3,648	(20,833)	N/M
Income tax benefit	(149)	(2,752)	95%	(1,049)	(6,676)	84%

Earnings (loss) from continuing operations	3,015	(3,365)	N/M	4,697	(14,157)	N/M
(Loss) earnings from discontinued operations	(52)	(1,045)	95%	(52)	3,825	N/M

Net earnings (loss)	$2,963	($4,410)	N/M	$4,645	($10,332)	N/M

Earnings per share—basic:
Earnings (loss) from continuing operations	$0.11	($0.12)	N/M	$0.17	($0.51)	N/M
(Loss) earnings from discontinued operations	$—	($0.04)	N/M	$—	$0.14	-100%
Net earnings (loss)	$0.11	($0.16)	N/M	$0.17	($0.37)	N/M
Average common shares outstanding	27,642,586	27,698,684	0%	27,740,750	27,636,840	0%
Earnings per share—diluted:
Earnings (loss) from continuing operations	$0.11	($0.12)	N/M	$0.17	($0.51)	N/M
(Loss) earnings from discontinued operations	$—	($0.04)	N/M	$—	$0.14	-100%
Net earnings (loss)	$0.11	($0.16)	N/M	$0.17	($0.37)	N/M
Average common and common equivalent shares outstanding	28,183,573	27,698,684	2%	28,048,281	27,636,840	1%
Cash dividends per common share	$0.0815	$0.0815	0%	$0.3260	$0.3260	0%

Business Segments Information (Unaudited)
	Fourteen Weeks Ended March 3, 2012	Thirteen Weeks Ended February 26, 2011	% Change	Fifty-three Weeks Ended March 3, 2012	Fifty-two Weeks Ended February 26, 2011	% Change
Sales
Architectural	$147,417	$127,972	15%	$583,933	$507,392	15%
Large-Scale Optical	21,297	19,926	7%	78,532	75,426	4%
Eliminations	—	(1)	N/M	(2)	(41)	95%

Total	$168,714	$147,897	14%	$662,463	$582,777	14%

Operating income (loss)
Architectural	($475)	($9,897)	95%	($12,072)	($37,668)	68%
Large-Scale Optical	4,046	5,525	-27%	19,605	20,540	-5%
Corporate and other	(806)	(1,255)	36%	(3,717)	(3,844)	3%

Total	$2,765	($5,627)	N/M	$3,816	($20,972)	N/M

Consolidated Condensed Balance Sheets (Unaudited)
	March 3, 2012	February 26, 2011
Assets
Current assets	$229,439	$213,923
Net property, plant and equipment	159,547	179,201
Other assets	104,118	117,974

Total assets	$493,104	$511,098

Liabilities and shareholders’ equity
Current liabilities	$105,771	$113,946
Long-term debt	20,916	21,442
Other liabilities	45,219	48,033
Shareholders' equity	321,198	327,677

Total liabilities and shareholders’ equity	$493,104	$511,098

N/M = Not meaningful

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Fifty-three Weeks Ended March 3, 2012	Fifty-two Weeks Ended February 26, 2011
Net earnings (loss)	$4,645	($10,332)
Net loss (earnings) from discontinued operations	52	(3,825)
Depreciation and amortization	27,246	28,218
Stock-based compensation	4,412	5,215
Other, net	(1,607)	(173)
Changes in operating assets and liabilities	(6,767)	(27,088)

Net cash provided by (used in) continuing operating activities	27,981	(7,985)

Capital expenditures	(9,650)	(9,126)
Proceeds on sale of property	10,320	190
Acquisition of intangibles	(68)	(10)
Acquisition of businesses, net of cash acquired	—	(20,629)
Net sales (purchases) of restricted investments	12,726	(35,794)
Net sales of marketable securities	6,605	50,978
Investments in life insurance	(1,435)	—

Net cash provided by (used in) investing activities	18,498	(14,391)

Proceeds from issuance of debt	121	12,000
Payments on debt	(1,437)	(293)
Shares withheld for taxes, net of stock issued to employees	(188)	(1,298)
Repurchase and retirement of common stock	(2,392)	—
Dividends paid	(9,153)	(9,161)
Other, net	(67)	(1,039)

Net cash (used in) provided by financing activities	(13,116)	209

Cash used in discontinued operations	(3,427)	(466)

Increase (decrease) in cash and cash equivalents	29,936	(22,633)
Effect of exchange rates on cash	(211)	6
Cash and cash equivalents at beginning of year	24,302	46,929

Cash and cash equivalents at end of period	$54,027	$24,302

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com